EX-33.4
Column Financial, Inc.
11 Madison Avenue
New York, New York 10010

Management Assessment

Management of Column Financial, Inc. ("Column") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d)(1)(ii) of Regulation AB of the Securities and Exchange Commission (the "Applicable Servicing Criteria") for publicly issued commercial mortgage-backed securities issued on or after January 1, 2006, for which Column acted as a Pool Asset Administrator (the "Platform") as of and for the year ended December 31, 2008. Column has determined that the servicing criteria included in Item 1122(d) of Regulation AB (other then Item 1122(d)(1)(ii)) are not applicable to Column.

Column's management has assessed Column's compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2008. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d)(1)(ii) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the year ended December 31, 2008, Column has complied in all material respects with the Applicable Servicing Criteria relating to the servicing of the Platform.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2008.

COLUMN FINANCIAL, INC.
By: /s/ Robert A. Barnes
Name: ROBERT A. BARNES
Title: SR. VICE PRESIDENT
3-19-2009
Date